Exhibit 10.39

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is by and between Apnimed, Inc. (the “Company”) and Ramzi Benamar (the “Executive”).

WHEREAS, the Company wishes to continue to employ Executive and Executive wishes to continue be employed by the Company under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Employment.

1.1 At-Will Employment. The Executive’s employment under this Agreement shall be “at will” and the period of Executive’s employment under this Agreement shall constitute the “Term.” This Agreement and the Term shall be subject to termination in accordance with Section 4 hereof.

1.2 Positions and Duties. The Executive will continue to serve as the Company’s Chief Financial Officer, reporting to the Chief Executive Officer, or such other position and reporting as determined by the Company. The Executive’s employment by the Company shall continue to be full-time and the Executive shall devote substantially all of Executive’s business time, attention and services to the Company. The Executive will perform such duties as may be customary to, and consistent with, such position, and such duties that may reasonably be assigned from time to time by their manager. For avoidance of doubt, it shall not be a violation of this Section 1.2 for the Executive to (a) serve on civic or charitable boards or committees, (b) serve on corporate boards or committees with prior written approval by the Chief Executive Officer of the Company, and (c) manage personal investments, in each case so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and do not create a conflict of interest.

1.3 Place of Performance. The Executive shall perform Executive’s services hereunder from a remote location and shall come into the office as needed to perform their job responsibilities. The Executive will be required to travel from time to time for business purposes as necessary or requested by the Company.

2. Compensation and Benefits.

2.1 Base Salary. The Executive shall receive an annual base salary at the rate of $468,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices, as in effect from time to time and subject to applicable withholdings or other required statutory deductions. The Board of Directors or its delegate shall review the Base Salary on an annual basis, and in its sole discretion, may make adjustments to the Base Salary from time to time.

2.2 Annual Bonuses. The Executive shall be eligible to receive an annual incentive bonus for each calendar year ending during the Term (the “Bonus”), with a target amount equal to 35% of the Base Salary. The actual Bonus payable with respect to a particular calendar year will be determined by the Board of Directors, based on the achievement of corporate, financial and/or personal objectives established by the Board of Directors in its sole discretion. Any Bonus payable pursuant to this Section 2.2 will be paid in the year following the calendar year with respect to which such Bonus was earned and attributable, but no later than March 15 of the following year; provided that the Executive must be employed by the Company on the day the Bonus is paid in order to earn such Bonus for the applicable calendar year.

2.3 Employee Benefits. The Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

3. Reimbursement of Expenses. The Executive will be reimbursed by the Company for reasonable business expenses incurred by the Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.

4. Termination. Either party may terminate the Executive’s employment at any time for any reason, provided that the terminating party, except in the event of termination for Cause by the Company, shall provide at least sixty (60) days advance written notice to the other of any such termination. Upon cessation of the Executive’s employment with the Company, the Executive shall be entitled only to such compensation and benefits as described in this Section 4. Immediately upon the termination of the Executive’s employment for any reason with the Company, Executive will be deemed to have resigned from any and all directorships, committee memberships and any other offices or positions Executive holds with the Company.

4.1 Termination without Cause Other than Due to a Change in Control or Resignation for Good Reason. If the Executive’s employment by the Company is terminated by the Company without Cause (as defined below) or in the event of Executive’s resignation for Good Reason (as defined below), other than such termination described in Section 4.2, then the Executive will be entitled to:

4.1.1 accrued and unpaid Base Salary as of the date of termination, properly incurred but unpaid business expenses, provided the Executive submits receipts within fourteen (14) days of termination and, if payable pursuant to the Company’s vacation policy, accrued and unpaid vacation time, if any, through the date of such termination (collectively, the “Accrued Rights”);

4.1.2 Continuation of the Executive’s Base Salary for a period of six (6) months paid in accordance with the Company’s payroll practices;

4.1.3 Provided that the Executive is eligible for and timely elects continuation of Executive’s group health coverage with the Company after the termination date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay a portion of the monthly premium costs for continued group health coverage for the Executive under COBRA equal to the rate contributed by the Company monthly for active employee coverage for a period of six (6) months from the termination date (the “Benefits Extension Period”), provided, however, that the Executive’s eligibility for benefits under this Section 4.1.3 shall cease before the end of the Benefits Extension Period if the Executive becomes eligible for substantially similar Company-sponsored health benefits at similar cost from another employer (including through the

Executive’s spouse) during the Benefits Extension Period. The Executive agrees to inform the Company immediately should the Executive become eligible for company-sponsored benefits from another employer during the Benefits Extension Period. The Executive will be responsible for paying the full costs of premiums for any group health coverage under COBRA after the end of the Benefits Extension Period.

4.2 Termination without Cause or Resignation for Good Reason Due to a Change in Control. If the Executive’s employment by the Company is terminated by the Company without Cause (as defined below) or in the event of Executive’s resignation for Good Reason (as defined below) within three (3) months prior to or within twelve (12) months after a Change in Control, then the Executive will be entitled to the following in lieu of the benefits described in Section 4.1:

4.2.1 the Accrued Rights;

4.2.2 Continuation of the Executive’s then-current Base Salary for a period of nine (9) months paid in accordance with the Company’s payroll practices;

4.2.3 Provided that the Executive is eligible for and timely elects continuation of Executive’s group health coverage with the Company after the termination date pursuant to COBRA, the Company will pay a portion of the monthly premium costs for continued group health coverage for the Executive under COBRA equal to the rate contributed by the Company monthly towards active employee coverage for a period of nine (9) months from the termination date (the “Benefits Extension Period”), provided, however, that the Executive’s eligibility for benefits under this Section 4.2.4 shall cease before the end of the Benefits Extension Period if the Executive becomes eligible for substantially similar Company-sponsored health benefits at similar cost from another employer (including through the Executive’s spouse) during the Benefits Extension Period. The Executive agrees to inform the Company immediately should the Executive become eligible for company-sponsored benefits from another employer during the Benefits Extension Period. The Executive will be responsible for paying the full costs of premiums for any group health coverage under COBRA after the end of the Benefits Extension Period; and

4.2.4 Any unvested shares subject to any awarded option to purchase the Company’s Common Stock shall immediately and without further action become fully vested and exercisable upon the Release (as defined below) becoming irrevocable. Except as otherwise provided in Sections 4.1 and 4.2 above, each as applicable, all compensation and benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to the Executive, and the Company shall have no further liability or obligation by reason of such termination. The payments and benefits described in this Section 4 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments described in this Section 4 (other than the Accrued Rights), are conditioned on the Executive’s compliance with (i) the Executive’s obligations under this Agreement and the Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement attached hereto as Exhibit A (the “Covenants Agreement”); and (ii) execution and delivery to the Company of a separation agreement and general release of all claims against the Company in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any other applicable law, and in a form reasonably prescribed by the Company (the “Release”) and such Release becoming irrevocable within 60 days following the date of termination. The severance benefits described in this Section 4 (other than the Accrued Rights) will be paid or begin to be paid or provided within 30 days following the date the Release becomes irrevocable; provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of the Executive’s termination of employment. If the severance benefits payable pursuant to this Section 4 are deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the 60-day period described herein begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

4.3 Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Sections 4.1 or 4.2 above (including, but not limited to, termination (a) by the Company for Cause, (b) as a result of the Executive’s death, (c) as a result of the Executive’s Disability, or (d) as a result of resignation by the Executive other than for Good Reason, then the Company’s obligations to the Executive will be limited solely to the payment of Accrued Rights through the date of such termination. In the case of a termination covered by this Section 4.3, all compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA (at the Executive’s sole expense) and the Company’s payment of the Accrued Rights, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

4.4 Parachute Payments. Notwithstanding any other provision of this Agreement, if any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company (collectively, “Payments”) will constitute a “parachute payment” (as that term is defined in Section 280G(b)(1) of the Code and related regulations), such Payments will be limited to the minimum extent necessary to ensure that no portion thereof will be subject to an excise tax pursuant to Section 4999 of the Code or will fail to be tax-deductible to the Company by reason of Section 280G of the Code, provided that such limitation shall only apply if by reason of such reduction, the net after-tax benefit Executive receives exceeds the net after-tax benefit that the Executive would receive if no such reduction was made. Notwithstanding the foregoing, prior to making any Payments, the Company, if eligible, shall use reasonable efforts to seek shareholder approval of such Payments in the manner prescribed by Section l.280G-l, Q&A-7(b)(1), et seq. of the Treasury Regulations, such that, if shareholder approval of the Payments is obtained, the Payments shall be exempt from Section 280G of the Code (the “Cleansing Vote”). The “net after-tax benefit” shall mean (i) the Payments which the Executive receives or is then entitled to receive from the Company that would constitute “parachute payments”, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate, less (iii) the amount of excise tax imposed on the Payments by Section 4999 of the Code. If a reduction to the Payments otherwise payable under this Agreement or any other arrangement is required pursuant to this Section 4.4, such reduction shall be made in the following order: (i) first, any future cash payments (if necessary, to zero); (ii) second, any current cash payments (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments; provided, that in all events, such reductions shall

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be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

All determinations under this Section 4.4, including any disclosures and related calculations required to conduct the Cleansing Vote, will be made by an accounting firm or law firm (the “280G Firm”) selected by the Company. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 4.4 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable, together with access to and copies of any books, records, and documents used in connection with the preparation of the determinations and calculations contemplated by this Section 4.4.

As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Executive or the Company, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company, without interest. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.

4.5 Definitions. For purposes of this Agreement:

4.5.1 “Cause” shall exist under the following conditions: (i) the Executive’s willful and continued failure to substantially perform his or her duties to the Company after the Company’s Board of Directors has delivered to the Executive a written demand for substantial performance and opportunity to cure which sets forth in reasonable detail the reasons the Company’s believes that the Executive has not substantially performed his or her duties; (ii) the Executive having committed fraud, willful misconduct, dishonesty or other intentional action in any such case which is materially injurious to the Company or its reputation; (iii) the Executive having been convicted of, or having plead guilty or no contest to, a felony or crime of moral turpitude in a court of any jurisdiction which results in material harm to the reputation of the Company; or (iv) the Executive’s material breach of any material written agreement between the Executive and the Company or any subsidiary of the Company, provided that the Executive fails to cure such breach within thirty (30) days after receiving written notice thereof. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the Executive’s death or disability. The determination as to whether the Executive has been terminated for Cause shall be made in good faith by the Company’s Board of Directors and shall be final and binding on the Executive. The foregoing definition does not in any way limit the Company’s ability to terminate the Executive’s business relationship with the Company (or any subsidiary, parent, affiliate, or any successor thereto).

4.5.2 “Change in Control” means:

(a) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (I) the surviving or resulting corporation or (II) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a subsidiary of the Company of all or substantially all the assets of the Company and the subsidiaries of the Company taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company); or

(c) the sale or transfer, in a single transaction or series of related transactions, in which the Company is a party and more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities, provided, in each case, that the event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i).

4.5.3 “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform the Executive’s duties under this Agreement with or without reasonable accommodations due to a mental or physical condition that can be expected to result in death or that can be expected to last for a continuous period of 90 days or more or 120 non-continuous days or more in any twelve month period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

4.5.4 “Good Reason” means any of the following circumstances without the Executive’s consent: (i) a material reduction (defined as a reduction of more than 5%) in Executive’s Base Salary or annual target Bonus opportunity; (ii) a material and permanent diminution in Executive’s duties, responsibility or authority; (iii) a material change in the geographic location at which Executive must perform Executive’s services for the Company (which, for purposes of this Agreement, means a relocation to a location more than 35 miles from the Executive’s current location, unless such relocation results in a reduction to the Executive’s commute from his residence); or (iv) any material breach of the terms of any agreement between Executive and the Company; provided, however, that none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) the Executive resigns his employment within thirty (30) days following the expiration of that cure period.

5. Automatic Vesting Upon a Change in Control. Immediately prior to the closing of a Change in Control, any unvested shares subject to any awarded option to purchase the Company’s Common Stock shall, without further action, become fully vested and exercisable.

6. Miscellaneous.

6.1 Other Agreements. The Executive represents and warrants to the Company that there are no orders, judgments, decrees, restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent or make unlawful the Executive’s execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of the Executive’s duties under this Agreement.

6.2 Successors and Assigns; Third Party Beneficiaries. The Company may assign this Agreement to any parent company or direct or indirect subsidiary of the Company, or any successor to all or substantially all of the assets and business of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of the Executive hereunder are personal to the Executive and may not be assigned by the Executive.

6.3 Governing Law and Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

6.4 Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

6.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

6.6 Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, or (b) mailed by overnight U.S. express mail, return receipt requested, as follows:

If to the Executive, to the address on file with the Company.

If to the Company: 39 JFK Street, 4th Floor, Cambridge, MA 02138

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

6.7 Entire Agreement; Amendments. This Agreement, together with the Covenants Agreement, contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company or any of its predecessors. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

6.8 Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding in accordance with applicable law.

6.9 Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

6.10 Counterparts; Facsimile. This Agreement may be executed and delivered in multiple counterparts (including via Docusign), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via Docusign, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date(s) indicated below.

APNIMED, INC.

By:	/s Larry Miller
Name:	Larry Miller
Title:	Chief Executive Officer

Date:	11/3/2025

/s/ Ramzi Benamar
Ramzi Benamar

Date: 11/6/2025

Exhibit A

APNIMED, INC.

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS

AND RESTRICTIVE COVENANT AGREEMENT

[***].